Exhibit 99.1

For more information contact

Chris Porter

Vice President and Treasurer

(817) 224-7742

Christopher.Porter@dyn-intl.com

DYNCORP INTERNATIONAL INC.’S PARENT REPORTS RESULTS FOR FOURTH QUARTER and FULL YEAR 2012

•	Fourth quarter revenue of $1,025.8 million, up 4.6% from fourth quarter 2011

•	Fourth quarter net loss attributable to Delta Tucker Holdings, Inc. of $7.7 million

•	Fourth quarter Adjusted EBITDA of $51.3 million, up 29.9% to fourth quarter 2011

•	Total backlog of $5.3 billion

•	DSO of 69 days

•	Debt reduction of $90.0 million during the year

FALLS CHURCH, Va. - (March 27, 2013) - Delta Tucker Holdings, Inc. (“Holdings”), the parent of DynCorp International Inc. (“DI”, and together with Holdings, the “Company”), a global government services provider supporting U.S. national security and foreign policy objectives, today reported fourth quarter and full year 2012 financial results.

Fourth quarter revenue increased $45.1 million or 4.6% to $1,025.8 million compared to fourth quarter 2011. Net loss attributable to Holdings for the fourth quarter 2012 was $7.7 million representing a $21.0 million improvement compared to fourth quarter 2011. The Company recorded an impairment of goodwill and intangibles of $13.7 million and $6.1 million, respectively in the fourth quarter compared to a recorded impairment of goodwill of $33.8 million in the fourth quarter of 2011. Excluding the tax adjusted impacts of both of these impairments, the Company had net income attributable to Holdings of $7.6 million in fourth quarter 2012 compared to net income attributable to Holdings of $3.2 million for the same period in 2011, an increase of $4.4 million. Net loss attributable to Holdings also benefitted from improved operating profitability; lower selling, general and administrative expenses as a percentage of revenue; and reduced interest expense based on the $90 million reduction in long-term debt during the year. The Company reported Adjusted EBITDA of $51.3 million for the fourth quarter, representing 5.0% of revenue and a 29.9% increase from the same period in 2011.

For the full year 2012, the Company reported revenue of $4.0 billion, an increase of $325.1 million, or 8.7%, compared to 2011. Net loss attributable to Holdings of $8.9 million for 2012 improved $53.1 million from the net loss attributable to Holdings reported in 2011. For the full year 2012, the Company recorded impairments to goodwill and intangibles of $50.7 million compared to $110.4 million in impairments to equity method investee and goodwill during 2011. Excluding the tax adjusted impacts of both of these impairments, the Company had net income attributable to Holdings of $32.5 million for the full year 2012 compared to net income attributable to Holdings of $18.8 million for the same period in 2011, an increase of $13.7 million. Net loss attributable to Holdings also benefitted from improved operating profitability, primarily as a result of increased business in the Aviation and LOGCAP Groups; lower selling, general and administrative expenses as a percentage of revenue; and reduced interest expense based on the $90 million reduction in long-term debt during the year. The Company reported Adjusted EBITDA of $196.3 million for the year, representing 4.9% of revenue, in line with previous guidance.

“2012 was a year of challenge for our industry but our team responded with superior customer performance, a dedication to process improvement and a commitment to operational excellence that resulted in positive gains over 2011,” said Steve Gaffney, chairman and CEO. “We maintained our win rate above-market, welcomed new customers, diversified our portfolio, and continued to delight our existing customers. Looking ahead, as expected, sequestration, the continuing resolution and troop drawdowns in Afghanistan present headwinds, which is why we dedicated the last two years to building a team that I am confident can succeed in this environment.”

Fourth Quarter and Other Recent Highlights

•

In October 2012, the Company was among the prime contractors selected to bid for task orders under the U.S. Army’s Enhancement Army Global Logistics Enterprise (“EAGLE”) contract, managed by the U.S. Army Materiel Command, to provide multi-faceted supply, maintenance and transportation support to assist in preparing forces for deployment, sustainment and redeployment. EAGLE is a five-year IDIQ contract with a total potential value of $23.5 billion and will operate under the Global Logistics and Development Solutions (“GLDS”) segment.

•

In December 2012, customer negotiations on the Logistics Civil Augmentation Program IV (“LOGCAP IV”) contract resulted in the replacement of the cost-plus-award-fee contract structure with a cost-plus-fixed-fee structure, on all option year two and remaining contract periods costs. This eliminates varying award fee determinations on option year two and all remaining contract periods.

•	In the fourth quarter, the Company continued its debt reduction strategy with a $30.0 million payment on its term loan.

•

In December 2012, the GLDS segment was awarded a contract with the U.S. Army to provide base operation support services at Soto Cano Air Base in Honduras. The fixed-price contract has one base year and four, one-year options and a total potential contract value of $22.0 million.

•

In January 2013, the Company’s Board of Directors approved a change in the Company’s fiscal year end from a 52-53 week basis, to a basis where each quarterly period ends on the last Friday of the calendar quarter, except for the last quarterly period of the fiscal year, which ends on December 31. This change was effective for the fiscal year ended December 31, 2012, and was made to improve the comparability in fiscal years and to better align its year-end close and contract administration, including billing and cash collection activities, with its primary customer, the U.S. federal government.

Reportable Segments Results:

LOGCAP

Revenue of $438.2 million increased $6.8 million, or 1.6%, during the fourth quarter 2012 compared to the fourth quarter 2011, primarily as a result of an increase in the volume of work under the Afghanistan Area of Responsibility (“AOR”) coupled with the change in contract from cost-plus-award-fee contract vehicle to a cost-plus-fixed-fee arrangement. These increases were partially offset by manning reductions under the Kuwait AOR.

Revenue of $1,771.9 million increased $175.5 million, or 11.0%, for the year ended December 31, 2012, compared to the year ended December 30, 2011, also primarily as a result of increased volumes of work under the Afghanistan AOR partially offset by a decrease in volume under the Kuwait AOR resulting from manning reductions from the 2011 troop drawdown in Iraq as Operation Iraqi Freedom (“OIF”) ended. Revenue also benefited from the conversion of the Afghanistan and Kuwait task orders to a cost-plus-fixed-fee basis.

Adjusted EBITDA of $19.6 million increased $23.7 million, or 584.7%, for the fourth quarter 2012 compared to the fourth quarter 2011 primarily as a result of the conversion of the contract fee arrangement which provided higher income compared to the award fees recorded in the fourth quarter of 2011. These same factors drove an increase in Adjusted EBITDA as a percentage of revenue to 4.5% for the fourth quarter 2012 compared to an Adjusted EBITDA loss in the fourth quarter of 2011.

For the full year 2012, Adjusted EBITDA of $66.2 million increased $38.1 million, or 135.3%, compared to the year ended December 30, 2011, primarily as a result of the increase in volume and the change in the contract vehicle discussed above. Full year Adjusted EBITDA as a percent of revenue increased to 3.7% compared to 1.7% for the year ended December 30, 2011.

Aviation

Revenue of $370.3 million increased $82.8 million, or 28.8%, during the fourth quarter 2012 compared to the fourth quarter 2011. The change was primarily the result of: an increase in demand for intra-theater transportation services in Iraq and Afghanistan, as well as construction services in Iraq, under the International Narcotics and Law (“INL”) Enforcement Air Wing program; operations under new Contract Field Team (“CFT”) task orders, including Robins Air Force Base, and 160th Special Operations Aviation Regiment - Airborne (“SOAR-A”); and new contracts, including T6 Contractor Operated and Maintained Base Supply (“T6-COMBS”), NASA Aircraft Maintenance Operational Support (“NASA-AMOS”) and Air Force Security Assistance Center G222/C27 A (“G222”).

Revenue of $1,338.5 million increased $237.3 million, or 21.5%, for the year ended December 31, 2012, compared to the year ended December 30, 2011. The change was primarily the result of increased demand under the INL-Air Wing program; performance under new CFT task orders and other existing Aviation contracts; and revenue from the T6-COMBS, NASA-AMOS and G222 new contracts. These increases were partially offset by a reduction in volume under the Theater Aviation Sustainment Management - Europe (“TASM-E”) CFT task order due to the completion of certain delivery orders, and the completion of the Life Cycle Contract Support Services (“LCCS”) contract in late 2011 and early 2012.

Adjusted EBITDA of $25.3 million increased $4.2 million, or 19.9%, during the fourth quarter 2012 compared to the fourth quarter 2011 as a result of the increased demand discussed above coupled with margin expansion on the CFT contracts. Adjusted EBITDA as a percentage of revenue was 6.8% for the fourth quarter 2012 compared to 7.3% for the fourth quarter 2011. The decrease was primarily associated with the mix of business under the INL-Air Wing contract as well as the impact of the July 2012 acquisition of Heliworks, an aviation service provider based in Pensacola, Florida.

For the full year 2012, Adjusted EBITDA of $107.7 million increased $27.2 million or 33.8% compared to the year ended December 30, 2011. The increased demand, previously described new contracts, and improved margins on several CFT task orders – partially offset by startup costs associated with the Heliworks acquisition and the impact of the LCCS completion – primarily drove the improvement. Adjusted EBITDA as a percent of revenue was 8.0%, up 70 basis points from 2011.

Training and Intelligence Solutions

Revenue of $121.4 million decreased $45.0 million, or 27.0%, during the fourth quarter 2012 compared to the fourth quarter 2011 primarily as a result of the continued ramp-down of operations under the Civilian Police (“CivPol”) program in Iraq and declines in the Afghanistan Ministry of Defense Program (“AMDP”) contract. These declines were partially offset by increased volume under CivPol Afghanistan and Palestine task orders.

Revenue of $535.4 million decreased $102.5 million, or 16.1%, for the year ended December 31, 2012, compared to the year ended December 30, 2011, primarily as a result of the ramp-down of operations under the CivPol program and the conclusion of the MNSTC-I program in early 2012 partially offset by revenue growth as a result of increased volume under the AMDP program.

Adjusted EBITDA for the fourth quarter 2012 of $3.3 million was lower by $4.3 million compared with the same period in 2011 primarily driven by the decreased volumes discussed above. Adjusted EBITDA as a percentage of revenue decreased 1.8 percentage points to 2.8% for the fourth quarter 2012 compared to the fourth quarter of 2011.

Full year 2012 Adjusted EBITDA of $18.4 million was down 50.7% or $18.9 million compared to the comparable period in 2011. Lower margins under the AMDP program compared to the CivPol-Afghanistan task order it replaced, and lower overall demand under the CivPol-Iraq task order, primarily drove the decrease in Adjusted EBITDA. These factors also drove the decrease in Adjusted EBITDA margin by 2.4 percentage points to 3.4% compared to 2011.

Global Logistics & Development Solutions

Revenue of $78.1 million decreased $2.7 million, or 3.3%, during the fourth quarter 2012 compared to the fourth quarter 2011, primarily as a result of: the completion of certain task orders under the Air Force Contract Augmentation Program (“AFCAP”) and under Casals & Associates, Inc. (“Casals”); reduced volume under the Mine Resistant Ambush Protected Vehicles (“MRAP”) programs through Navistar and Oshkosh; and the completion of task orders under the Weapons Removal and Abatement (“WRA”) contract. The decrease in revenue was partially offset by operations under the Egyptian Personnel Support Services (“EPSS”) contract, which began during calendar year 2012, and a favorable decision by the DoS regarding a Request for Equitable Adjustment (“REA”) related to the Africa Peacekeeping Security Sector Transformation (“APK-SST”) task order in Sudan, which resulted in a positive $5.5 million adjustment to revenue.

Revenue of $294.1 million decreased $13.1 million, or 4.3%, for the year ended December 31, 2012, compared to the year ended December 30, 2011, primarily as a result completion of certain task orders under the AFCAP contract and by lower volume under Casals, partially offset by revenue growth under the Oshkosh Defense and War Reserve Materiel (“WRM”) programs, and the REA related to APK-SST.

Adjusted EBITDA of $8.5 million increased $1.0 million, or 12.8%, during the fourth quarter 2012 compared to the fourth quarter 2011, primarily as a result of the new EPSS contract, the favorable REA decision on the APK contract, and margin improvements by Casals, partially offset by the volume declines noted above. These changes drove the increase in Adjusted EBITDA as a percentage of revenue to 10.9% for the fourth quarter 2012 from 9.3% for the fourth quarter 2011.

Adjusted EBITDA of $26.8 million increased $6.8 million, or 34.0%, for the year ended December 31, 2012, compared to the year ended December 30, 2011, primarily as a result of margin improvements on the Oshkosh Defense contract as well as the recognition of income resulting from the REA decision received on the APK-SST task order discussed above that had no associated costs in the current period. These increases were partially offset by the reductions in volume discussed above. These changes drove the increase in Adjusted EBITDA as a percentage of revenue to 9.1% for the year ended December 31, 2012, from 6.5% for the year ended December 30, 2011.

Security Services

Revenue of $26.7 million increased $3.2 million, or 13.6%, during the fourth quarter 2012 compared to the fourth quarter 2011 primarily as a result of the Camp Bondsteel and Chemonics contracts that began in 2012. This increase was partially offset by lower volumes under the Worldwide Protective Services (“WPS”) program during the fourth quarter.

Revenue of $108.1 million increased $39.1 million, or 56.6%, for the year ended December 31, 2012, compared to the year ended December 30, 2011 primarily as a result of the replacement of the Worldwide Personal Protection Program (“WPPS”) with the higher volume Worldwide Protective Services (“WPS”) program in the third quarter 2011. In addition to the WPS program, the Chemonics and Bondsteel contracts began operations during the year ended December 31, 2012.

Security Services recorded an Adjusted EBITDA loss of $1.8 million for the fourth quarter compared to a profit of $2.2 million in the fourth quarter of 2011.

Security Services recorded an Adjusted EBITDA loss of $8.2 million during the year ended December 31, 2012, primarily as a result of performance challenges, such as fill rates, transition costs and customer process impediments on the WPS and Bondsteel contracts during start-up. However, during 2012, the Company reached a final resolution with its customer minimizing future losses on the WPS contract and was awarded an additional option year. Additionally, the Company completed the transition period and does not anticipate material incremental losses on the Bondsteel contract.

“Operations performed well in 2012, delivering strong cash flow, revenue growth of more than 8 percent and margins within expectations, helping us overcome many of the headwinds that began the year,” stated Bill Kansky, chief financial officer. “Coupled with our continued focus on working capital improvement, this performance fueled our ability to complete the Heliworks acquisition in third quarter and to pay down $90 million of our term loan, completing the year as expected with a leverage ratio at 3.76. As we look to 2013, although U.S. government budget uncertainty makes visibility imperfect, we anticipate revenue to decline in the mid-single digits with margins to remain at or above 5 percent based on our changing revenue mix.”

Liquidity

Cash provided by operating activities during 2012 was $144.2 million compared with$168.0 million during 2011. Cash provided by operations in 2012 was primarily the result of the increased performance of the Company’s operating groups, release of restricted cash into operating cash and improvements in working capital, including net cash received of approximately $66.2 million on December 31, 2012, partially offset by tax refunds during 2011 compared to 2012.

Days Sales Outstanding (“DSO”) at year-end 2012 was 69 days, consistent with the DSO level for the year ended December 30, 2011.

The cash balance at year-end was $118.8 million after the Company made a total of $90 million in voluntary principal payments on its secured term loan during the year. The Company did not have any borrowings under its revolving credit facility at year-end.

Conference Call

The Company will host a conference call at 10:00 a.m. Eastern Time on March 27, 2013, to discuss results for fourth quarter and full year 2012. The call may be accessed by webcast or through a dial-in conference line.

To access the webcast and view the accompanying presentation, please go to http://www.dyn-intl.com, click on “Investor Relations” and “Events & Presentations.” Please go to the site approximately fifteen minutes prior to the start of the call to register, download and install any necessary audio software.

To participate by phone, dial (866) 871-0758 and enter the conference ID number: 23577099. International callers should dial (706) 634-5249 and enter the same conference ID number above. A telephonic replay will be available from 5:00 p.m. Eastern Time on March 27, 2013, through 11:59 p.m. Eastern Time April 26, 2013. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the conference ID number.

About DynCorp International

DynCorp International Inc., a wholly owned subsidiary of Delta Tucker Holdings, Inc., is a global government services provider working in support of U.S. national security and foreign policy objectives, delivering support solutions for defense, diplomacy, and international development. DynCorp International operates major programs in logistics, platform support, contingency operations, and training and mentoring to reinforce security, community stability, and the rule of law. DynCorp International is headquartered in Falls Church, Va. For more information, visit www.dyn-intl.com.

Reconciliation to GAAP

In addition to the Company’s financial results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”) included in this press release, the Company has provided certain financial measures that are not calculated according to GAAP, including EBITDA and Adjusted EBITDA. We define EBITDA as GAAP net income attributable to the Company adjusted for interest, taxes, depreciation and amortization. Adjusted EBITDA is calculated by adjusting EBITDA for certain noncash items from operations and certain other items as defined in our 10.375% Senior Unsecured Notes and our Credit Facility. Management

believes these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. We believe that Adjusted EBITDA is useful in assessing our ability to generate cash to cover our debt obligations including interest and principal payments. Non-GAAP financial measures, such as EBITDA and Adjusted EBITDA are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

For a reconciliation of non-GAAP financial measures to the comparable GAAP financial measures please see the financial schedules accompanying this release.

Forward-looking Statements

This announcement may contain forward-looking statements regarding future events and our future results that are subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995 under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). Without limiting the foregoing, the words “believes,” “thinks,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties. Statements regarding the amount of our backlog, estimated total contract values, and 2013 outlook are other examples of forward-looking statements. We caution that these statements are further qualified by important economic, competitive, governmental, international and technological factors that could cause our business, strategy, projections or actual results or events to differ materially, or otherwise, from those in the forward-looking statements. These factors, risks and uncertainties include, among others, the following: the future impact of mergers acquisitions, joint ventures or teaming agreements; our substantial level of indebtedness and changes in availability of capital and cost of capital; our dependence on customers within the defense industry and business risks related to that industry, including changing priorities or reductions in the annual U.S. Department of Defense (“DoD”) budgets and the outcome of potential additional reductions due to the sequestration process; the outcome of any material litigation, government investigation, government audit or other regulatory matters; policy and/or spending changes implemented by the Obama Administration, any subsequent administration or Congress, including extending the Continuing Resolution that the DoD is currently working under; termination or modification of key U.S. government or commercial contracts, including subcontracts; changes in the demand for services that we provide or work awarded under our contracts, including without limitation, AMDP, INL, WPS, CFT and LOGCAP IV contracts; changes in the demand for services provided by our joint venture partners; pursuit of new commercial business in the U.S. and abroad; activities of competitors and the outcome of bid protests; changes in significant operating expenses; impact of lower than expected win rates for new business; general political, economic, regulatory and business conditions in the U.S. or in other countries in which we operate; acts of war or terrorist activities; variations in performance of financial markets; the inherent difficulties of estimating future contract revenue and changes in anticipated revenue from indefinite delivery, indefinite quantity (“IDIQ”) contracts; the timing or magnitude of any award fee granted under our government contracts,; changes in expected percentages of future revenue represented by fixed-price and time-and-materials contracts, including increased competition with respect to task orders subject to such contracts; termination or modification of key subcontractor performance or delivery; and statements covering our business strategy, those described in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 27, 2013, and other risks detailed from time to time in our reports filed with the SEC and other risks detailed from time to time in our reports posted to our website or made available publicly through other means. Accordingly, such forward-looking statements do not purport to be predictions of future events or circumstances and therefore, there can be no assurance that any forward-looking statements contained herein will prove to be accurate. We assume no obligation to update the forward-looking statements. Given these risk and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The Company’s actual results could differ materially from those contained in the forward-looking statements.

###

(Financial tables follow)

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands)

	Three Months Ended December 31, 2012	Three Months Ended December 30, 2011 As Restated (7)	Year Ended December 31, 2012	Year Ended December 30, 2011 As Restated (7)	For the period from April 1, 2010 (Inception) through December 31, 2010 As Restated (7)
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue	$1,025,806	$980,711	$4,044,275	$3,719,152	1,696,415
Cost of services	(942,093)	(908,430)	(3,698,932)	(3,408,842)	(1,547,919)
Selling, general and administrative expenses	(32,539)	(32,546)	(149,362)	(149,551)	(78,024)
Merger expenses incurred by Delta Tucker Holdings, Inc.	—	—	—	—	(51,722)
Depreciation and amortization expense	(12,666)	(12,544)	(50,260)	(50,773)	(25,776)
Earnings from equity method investees	287	970	825	12,800	10,337
Impairment of equity method investment	—	—	—	(76,647)	—
Impairment of goodwill	(13,735)	(33,768)	(44,594)	(33,768)	—
Impairment of intangibles	(6,069)	—	(6,069)	—	—

Operating income (loss)	18,991	(5,607)	95,883	12,371	3,311
Interest expense	(20,834)	(22,215)	(86,272)	(91,752)	(46,845)
Bridge commitment fee	—	—	—	—	(7,963)
Loss on early extinguishment of debt	(615)	(4,870)	(2,094)	(7,267)	—
Interest income	23	37	117	205	420
Other income, net	(96)	1,279	4,672	6,071	1,872

(Loss) Income before income taxes	(2,531)	(31,376)	12,306	(80,372)	(49,205)
(Provision)/Benefit for income taxes	(3,854)	3,154	(15,598)	20,941	9,690

Net (loss) income	(6,385)	(28,222)	(3,292)	(59,431)	(39,515)
Noncontrolling interests	(1,324)	(440)	(5,645)	(2,625)	(1,361)

Net loss attributable to DTH, Inc.	$(7,709)	$(28,662)	$(8,937)	$(62,056)	(40,876)
Income tax provision (benefit)	3,854	(3,154)	15,598	(20,941)	(9,690)
Interest expense, net of interest income	20,811	22,178	86,155	91,547	46,425
Depreciation and amortization (1)	13,028	13,008	51,814	52,494	26,225

EBITDA (2)	$29,984	$3,370	$144,630	$61,044	$22,084
Non-recurring or unusual gains or losses or income or expenses and non-cash impairments (3)	20,673	37,059	54,354	122,151	5,452
Changes due to fluctuation in foreign exchange rates	(149)	(195)	(226)	(210)	(129)
Earnings from affiliates not received in cash	270	(1,584)	(699)	(1,297)	(192)
Employee non-cash compensation, severance, and retention expense	(94)	(221)	1,381	8,483	4,639
Management fees (4)	212	(621)	1,075	777	691
Acquisition accounting and Merger-related items (5)	376	1,722	(4,195)	(2,171)	71,585
Annualized operational efficiencies (6)	—	—	—	855	6,271
Other	34	(22)	(50)	2,011	—

Adjusted EBITDA	$51,306	$39,508	$196,270	$191,643	$110,401

(1) Amount includes certain depreciation and amortization amounts which are classified as Cost of services in our Unaudited Condensed Consolidated Statements of Operations.

(2) We define EBITDA as GAAP net income attributable to DTH, Inc. adjusted for interest, taxes, depreciation and amortization. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

(3) Includes the impairment of goodwill of the TM and Security reporting unit, impairment of intangibles and the impairment of our investment in the GLS joint venture, as well as certain unusual income and expense items, as defined in the Indenture and Senior Credit Facility.

(4) Amount represents management fees paid to Cerberus Operations and Advisory Company.

(5) Includes the amortization of intangibles arising pursuant to ASC 805 - Business Combination.

(6) Represents a defined EBITDA adjustment under our debt agreement for the amount of cost savings, operating expense reductions and synergies projected as a result of specified actions taken or with respect to which substantial steps have been taken during the period.

(7) The Company has restated its consolidated financial statements for the fiscal year ended December 30, 2011 and for the period from April 1, 2010 (inception) through December 31, 2010. The table above presents the restated amounts for the respective period. This correction was primarily a result of certain potential obligations and other accrued liabilities related to prior periods in connection with certain contracts.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

UNAUDITED Adjusted EBITDA by Segment

(Amounts in thousands)

	DTH, Inc. CY12 Q4(1)									DTH, Inc. CY11 Q4(1) As Restated (8)
	Head- quarters	LOGCAP	Aviation	TIS	GLDS	Security Services	GLS	Elimina- tions (2)	Consoli- dated	Head- quarters	LOGCAP	Aviation	TIS	GLDS	Security Services	GLS	Elimina- tions (2)	Consoli- dated
Operating (loss) income	$(14,828)	$19,192	$24,612	$(2,815)	$8,425	$(15,595)	$433	$(433)	$18,991	$(35,810)	$(4,301)	$17,397	$5,549	$9,609	$1,949	$3,453	(3,453)	$(5,607)
Depreciation and amortization expense (3)	12,597	197	190	14	30				13,028	12,523	255	149	41	40	—	—	—	$13,008
Loss on early extinguishment of debt	(615)								(615)	(4,870)	—	—	—	—	—	—	—	$(4,870)
Noncontrolling interests	(1,324)								(1,324)	(440)	—	—	—	—	—	—	—	$(440)
Other income, net	(40)	1	(60)		3				(96)	1,358	—	36	—	(115)	—	—	—	$1,279

EBITDA(4)	$(4,210)	$19,390	$24,742	$(2,801)	$8,458	$(15,595)	$433	$(433)	$29,984	$(27,239)	$(4,046)	$17,582	$5,590	$9,534	$1,949	$3,453	$(3,453)	$3,370

Non-recurring or unusual gains or losses or income or expenses and non-cash impairments (5)	616	112	94	6,105	3	13,743	—	—	20,673	34,785	—	2,755	1,553	(2,192)	158	—	—	37,059
Changes due to fluctuation in foreign exchange rates			(149)				—	—	(149)	—	—	(195)	—	—	—	—	—	(195)
Earnings from affiliates not received in cash	270						(433)	433	270	(1,584)	—	—	—	—	—	(3,453)	3,453	(1,584)
Employee non-cash compensation, severance, and retention expense		(37)	(34)	(13)	(8)	(2)	—	—	(94)	(1,390)	—	662	346	124	37	—	—	(221)
Management fees (6)	(166)	145	145	53	23	12	—	—	212	(1,084)	—	257	145	46	15	—	—	(621)
Acquisition accounting and Merger-related items (7)	(87)		463				—	—	376	1,722	—	—	—	—	—	—	—	1,722
Other	34						—	—	34	(22)	—	—	—	—	—	—	—	(22)

Adjusted EBITDA	$(3,543)	$19,610	$25,261	$3,344	$8,476	$(1,842)	$—	$—	$51,306	$5,188	$(4,046)	$21,061	$7,634	$7,512	$2,159	$—	$—	$39,508

(1) In January 2012, we re-aligned our organizational structure into six operating segment. We recasted prior year to present comparable segments.

(2) GLS was deconsolidated as of July 7, 2010, as such this column represents the elimination of GLS’ operating income.

(3) Amount includes certain depreciation and amortization amounts which are classified as Cost of services in our Unaudited Condensed Consolidated Statements of Operations.

(4) We define EBITDA as GAAP net income attributable to DTH, Inc. adjusted for interest, taxes, depreciation and amortization. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

(5) Includes the impairment of goodwill of the Secuirty reporting unit, impiarment of intangibles, as well as certain unusual income and expense items, as defined in the Indenture and Senior Credit Facility.

(6) Amount represents management fees paid to Cerberus Operations and Advisory Company.

(7) Includes the amortization of intangibles arising pursuant to ASC 805 -Business Combination.

(8) The Company has restated its previously consolidated financial statements for the fiscal year ended December 30, 2011. The table above presents the restated amounts for the respective period. This correction was primarily a result of certain potential obligations and other accrued liabilities related to prior periods in connection with certain contracts.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

UNAUDITED Adjusted EBITDA by Segment

(Amounts in thousands)

	DTH, Inc. CY12 YTD(1)									DTH, Inc. CY11 YTD(1) As Restated (8)
	Head- quarters	LOGCAP	Aviation	TIS	GLDS	Security Services	GLS	Elimina- tions (2)	Consoli- dated	Head- quarters	LOGCAP	Aviation	TIS	GLDS	Security Services	GLS	Elimina- tions (2)	Consoli- dated

Operating (loss) income	$(58,385)	$64,131	$105,327	$(19,868)	$26,774	$(22,096)	$3,297	$(3,297)	$95,883	$(144,626)	$27,280	$71,912	$31,875	$20,642	$5,288	$26,661	$(26,661)	$12,371
Depreciation and amortization expense (3)	50,086	788	685	140	115	—	—	—	51,814	50,681	864	671	167	111	—	—	—	52,494
Loss on early extinguishment of debt	(2,094)	—	—	—	—	—	—	—	(2,094)	(7,267)	—	—	—	—	—	—	—	(7,267)
Noncontrolling interests	(5,645)	—	—	—	—	—	—	—	(5,645)	(2,624)	—	—	—	—	—	—	—	(2,624)
Other income, net	4,646	5	25	0	(4)	—	—	—	4,672	5,618	3	558	—	(108)	(1)	—	—	6,070

EBITDA(4)	$(11,392)	$64,924	$106,037	$(19,728)	$26,885	$(22,096)	$710	$(710)	$144,630	$(98,218)	$28,147	$73,141	$32,042	$20,645	$5,287	$26,662	$(26,662)	$61,044

										—	—	—	—	—	—	—	—
Non-recurring or unusual gains or losses or income or expenses and non-cash impairments (5)	$2,095	$699	$745	$37,224	$(214)	$13,805	$—	$—	54,354	117,682	—	4,321	1,553	(1,563)	158	—	—	122,151
Changes due to fluctuation in foreign exchange rates	—	—	(226)	—	—	—	—	—	(226)	—	—	(210)	—	—	—	—	—	(210)
Earnings from affiliates not received in cash	(699)	—	—	—	—	—	(3,297)	3,297	(699)	(1,297)	—	—	—	—	—	(3,453)	3,453	(1,297)
Employee non-cash compensation, severance, and retention expense	—	247	275	759	68	32	—	—	1,381	1,010	—	3,005	3,552	879	37	—	—	8,483
Management fees (6)	110	368	362	140	62	33	—	—	1,075	314	—	257	145	46	15	—	—	777
Acquisition accounting and Merger-related items (7)	(4,658)	—	463	—	—	—	—	—	(4,195)	(2,171)	—	—	—	—	—	—	—	(2,171)
Annualized operational efficiencies	—	—	—	—	—	—	—	—	—	855	—	—	—	—	—	—	—	855
Other	(50)	—	—	—	—	—	—	—	(50)	2,011	—	—	—	—	—	(5)	5	2,011

Adjusted EBITDA	$(14,594)	$66,238	$107,656	$18,395	$26,801	$(8,226)	$—	$—	$196,270	$20,186	$28,147	$80,514	$37,292	$20,007	$5,497	$23,203	$(23,203)	$191,643

(1) In January 2012, we re-aligned our organizational structure into six operating segment. We recasted prior year to present comparable segments.

(2) GLS was deconsolidated as of July 7, 2010, as such this column represents the elimination of GLS’ operating income.

(3) Amount includes certain depreciation and amortization amounts which are classified as Cost of services in our Unaudited Condensed Consolidated Statements of Operations.

(4) We define EBITDA as GAAP net income attributable to DTH, Inc. adjusted for interest, taxes, depreciation and amortization. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

(5) Includes the impairment of goodwill of the Secuirty reporting unit, impiarment of intangibles, as well as certain unusual income and expense items, as defined in the Indenture and Senior Credit Facility.

(6) Amount represents management fees paid to Cerberus Operations and Advisory Company.

(7) Includes the amortization of intangibles arising pursuant to ASC 805 -Business Combination.

(8) The Company has restated its previously consolidated financial statements for the fiscal year ended December 30, 2011. The table above presents the restated amounts for the respective period. This correction was primarily a result of certain potential obligations and other accrued liabilities related to prior periods in connection with certain contracts.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	As of
	December 31, 2012	December 30, 2011
		As Restated (1)
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$118,775	$70,205
Restricted cash	1,659	10,773
Accounts receivable, net of allowances of $1,481 and $1,947, respectively	780,613	752,756
Other current assets	79,223	88,877

Total current assets	980,270	922,611
Non-current assets	990,446	1,091,810

Total assets	$1,970,716	$2,014,421

LIABILITIES AND EQUITY
Current portion of long-term debt	$637	$—
Current liabilities	680,727	637,592

Total current liabilities	681,364	637,592
Long-term debt, less current portion	782,272	872,909
Other long-term liabilities	61,326	50,768
Total equity attributable to Delta Tucker Holdings, Inc.	437,542	447,966
Noncontrolling interests	8,212	5,186

Total equity	445,754	453,152

Total liabilities and equity	$1,970,716	$2,014,421

(1) The Company has restated its previously consolidated financial statements for the fiscal year ended December 30, 2011. The table above presents the restated amounts for the respective period. This correction was primarily a result of certain potential obligations and other accrued liabilities related to prior periods in connection with certain contracts.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

UNAUDITED CONDENSED STATEMENT CASH FLOW

(Amounts in thousands)

	Year Ended December 31, 2012	Year Ended December 30, 2011	For the period from April 1, 2010 (Inception) through December 31, 2010
	(unaudited)	(unaudited)	(unaudited)
Cash Flow Information:
Net cash provided by (used in) operating activities	144,190	167,986	(27,089)
Net cash used in investing activities	(12,163)	(3,003)	(878,218)
Net cash (used in) provided by financing activities	(83,457)	(147,315)	(957,844)

Net cash provided by (used in) operating activities	144,190	167,986	(27,089)
Less: Purchase of property and equipment, net	(5,528)	(2,186)	(4,639)
Less: Purchase of software	(2,590)	(2,701)	(3,684)

Free cash flow	136,072	163,099	(35,412)

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

OTHER CONTRACT DATA

(Amounts in millions)

	As of
	December 31, 2012	December 30, 2011
		As Restated (2)
	(unaudited)
Backlog(1):
Funded backlog	$1,642	$1,483
Unfunded backlog	3,636	4,262

Total Backlog	$5,278	$5,745

(1) Backlog consists of funded and unfunded amounts under contracts. Funded backlog is equal to the amounts appropriated by a customer for payment of goods and services less actual revenue recognized as of the measurement date under that appropriation. Unfunded backlog is the dollar value of unexercised, priced contract options, and the unfunded portion of exercised contract options. Most of our U.S. government contracts allow the customer the option to extend the period of performance of a contract for a period of one or more years. These priced options may or may not be exercised at the sole discretion of the customer. It has been our experience that the customer has typically exercised contract options.

(2) The Company has restated its previously issued consolidated financial statements for the fiscal year ended December 30, 2011. The table above presents the restated amounts for the respective period. This correction was primarily a result of certain potential obligations and other accrued liabilities related to prior periods in connection with certain contracts.